                                                               Exhibit 5.2

                                LATHAM & WATKINS
                       633 West Fifth Street, Suite 4000
                       Los Angeles, California 90071-2007
                            Telephone (213) 485-1234
                               Fax (213) 891-8763


                                 July 22, 1998

Assisted Living Concepts, Inc.
9955 SE Washington, Suite 201
Portland, Oregon 97216


            Re:  Assisted Living Concepts, Inc.
                 ------------------------------


Ladies and Gentlemen:


          At your request, we have examined the registration statement on Form S-3 (the "Registration Statement") filed by you with the Securities and Exchange Commission in connection with the registration, under the Securities Act of 1933, as amended, of up to $75,000,000 aggregate principal amount of 5.625% convertible Subordinated Debentures Due 2003 (the "Debentures") and up to 2,864,344 shares of common stock, par value $.01 per share (the "Conversion Shares".) The Debentures and the Conversion Shares are collectively referred to herein as the "Securities". We also have examined the indenture by and between Assisted Living Concepts, Inc. (the "Company") and Harris Trust and Savings Bank, as trustee, relating to the Debentures (the "Indenture").

          In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Securities. For the purposes of this opinion, we have assumed that such proceedings will be timely and properly completed in accordance with all requirements of applicable and federal and New York laws, in the manner presently proposed.

          We have made such legal and factual examinations and inquiries, including an examination of originals and copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

          We have been furnished with, and with your consent have exclusively relied upon, certificates of officers of the Company with respect to certain factual matters. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

          We are opining herein as to the effect on the subject transaction only of the federal securities laws of the United States and the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state. Various issues concerning the law of the State of Nevada are addressed in the opinion of Schreck Morris, separately provided to you, and we express no opinion with respect to those matters.

          Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

          (1) The Debentures are validly issued and legal and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.


          The enforceability opinion expressed in paragraph 1 above is subject to the following limitations, qualifications and exceptions:

               (a) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors and contracting parties;

               (b) the effect of general principles of equity, including without limitation. concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought;

               (c) the unenforceability under certain circumstances under law (including federal or state securities laws) or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy;

               (d) the enforceability of any provision requiring the payment of attorney's fees, except to the extent a court determines such fees to be reasonable; and

               (e) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 4.3 of the Indenture.


     We assume for purposes of this opinion that the Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Nevada and has the corporate power and authority to issue and sell the Debentures; that the applicable Indenture has been duly authorized by all necessary corporate action by the Company; that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legally valid, binding and enforceable obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as Trustee under the applicable Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.

     This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

                                            Very truly yours,


                                            /s/  LATHAM & WATKINS